Ex-99.1
REGENT REPORTS FIRST QUARTER 2007 RESULTS
Cincinnati, OH — May 7, 2007 — Regent Communications, Inc. (Nasdaq: RGCI) announced today financial results for the first quarter ended March 31, 2007.
For the first quarter of 2007, net broadcast revenues increased 28.8% to approximately $22.0 million from $17.1 million reported for the first quarter of 2006. Net loss for the first quarter of 2007 was approximately $1.2 million, or $0.03 per share, compared with reported net income of $64,000, or $0.00 per share, in the same period last year. Below are the Company’s consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2007	2006

Net broadcast revenues	$22,045	$17,118
Station operating expenses	15,631	12,895
Corporate general and administrative expenses	2,014	1,769
Depreciation and amortization	1,879	1,182
Gain on sale of long-lived assets	—	(20)

Operating income	2,521	1,292
Interest expense	(4,124)	(1,225)
Unrealized loss on derivative transactions, net of $252 realized gain	(590)	—
Other income, net	52	44

(Loss) income from continuing operations before income taxes	(2,141)	111
Income tax benefit (expense)	936	(47)

(Loss) income from continuing operations	(1,205)	64
Income from discontinued operations, net of income taxes	6	—

Net (loss) income	$(1,199)	$64

BASIC AND DILUTED NET (LOSS) INCOME PER COMMON SHARE:
(Loss) income from continuing operations	$(0.03)	$0.00
Discontinued operations	0.00	0.00

Net (loss) income	$(0.03)	$0.00

Weighted average number of common shares:
Basic	38,205	41,538
Diluted	38,205	41,538
Bill Stakelin, President and CEO of Regent, commented, “Our significant first quarter revenue gain primarily reflects the addition of our Buffalo cluster, which we acquired from CBS in late 2006.
Representing our largest market, this opportunistic acquisition capped a year in which we upgraded our portfolio through over $160 million in transactions. As a result, we solidified our leadership position in the nation’s mid-sized markets and substantially enhanced our growth profile.”

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“With an optimized asset base, in 2007 we are focused on operating execution. We are following a clear roadmap designed to fully extract the value of our assets. Among other initiatives, we are investing in the creation of compelling content, developing regional advertising sales opportunities and implementing an integrated online strategy that will strengthen our ability to monetize our audience shares. We have an outstanding track record of operating execution and asset maximization, and we have consistently outperformed our industry and our markets. We have no doubt that the investments we are making in our stations today will lead to increased value for all of our stakeholders.”
Non-GAAP Financial Measures
In its assessment of its financial performance, Regent utilizes certain financial measures that are not calculated in accordance with GAAP. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net broadcast revenue and same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.
Station Operating Income
First quarter 2007 station operating income increased 51.9% to $6.4 million from $4.2 million reported in the first quarter of 2006. The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, the Company and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended
Station Operating Income	March 31,
	2007	2006

Operating income	$2,521	$1,292

Plus:
Depreciation and amortization	1,879	1,182
Corporate general and administrative expenses	2,014	1,769

Less:
Gain on sale of long-lived assets	—	20

Station operating income	$6,414	$4,223

Same Station Results
On a same station basis, which includes results from stations operated during the entire first quarter for both the 2007 and 2006 periods and excludes barter, net broadcast revenue for the first quarter of 2007 increased 1.5% to $16.8 million compared to $16.5 million for the first quarter of 2006. Same station operating income decreased slightly in the first quarter of 2007. The Company believes that a same station presentation is important to investors as it provides for a measure of performance of radio stations that were owned and operated by Regent in the first quarter of 2006, as well as the current year, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income, which the Company believes are the most directly comparable GAAP financial measures, to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
Same Station Net Broadcast Revenue	March 31,
	2007	2006

Net broadcast revenue	$22,045	$17,118

Less:
Net results of stations not included in same station category	4,507	33
Barter transactions	778	575

Same station net broadcast revenue	$16,760	$16,510

	Three Months Ended
Same Station Operating Income	March 31,
	2007	2006

Operating income	$2,521	$1,292

Plus:
Depreciation and amortization	1,879	1,182
Corporate general and administrative expenses	2,014	1,769

Less:
Gain on sale of long-lived assets	—	20

Station operating income	$6,414	$4,223

Adjustments:
Net results of stations not included in same station category	(2,036)	65
Barter transactions	(93)	28

Same station operating income	$4,285	$4,316

Free Cash Flow
For the first quarter of 2007, free cash flow was minimal compared to approximately $1.3 million in the first quarter of 2006. The free cash flow in the first quarter of 2007 was negatively impacted by the increase in interest charges related to borrowings for 2006 stock repurchases and acquisitions. Additionally, there was an unusually low amount of capital expenditures in the first quarter of 2006, which impacted the free cash flow comparability in the quarter. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended
	March 31,
Free Cash Flow	2007	2006

Net (loss) income	($1,199)	$64

Add:
Depreciation and amortization	1,879	1,277
Non-cash interest expense	93	92
Non-cash income tax expense	—	46
Unrealized loss on derivative transactions	842	—
Other non-cash items, net (1)	159	244

Less:
Maintenance and digital technology capital expenditures	841	439
Non-cash income tax benefit	910	—
Gain on sale of long-lived assets	—	20

Free cash flow	$23	$1,264

(1) Includes non-cash compensation and barter.
The Company believes the most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended
	March 31,
Free Cash Flow	2007	2006

Net cash provided by operating activities	$2,007	$2,831

Less:
Maintenance & digital technology capital expenditures	841	439
Changes in operating assets and liabilities	965	973
Bad debt expense	178	155

Free cash flow	$23	$1,264

Selected Financial Data
The Company’s cash balance and consolidated debt balance at March 31, 2007 were $2.4 million and $216.7 million, respectively. Total capital expenditures were $841,000 for the first quarter of 2007 which included approximately $487,000 of maintenance expenditures and approximately $354,000 of digital technology conversion expenditures.
Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements. The Company believes that forward-looking same station net broadcast revenue and station operating income disclosures are important to investors, analysts and other users of media financial information because it enables the users of such information to compare the performance of various sized companies against industry standards.
Regent expects second quarter 2007 reported net broadcast revenues and station operating income of $26.4 to $26.8 million and $8.8 to $9.1 million, respectively. Regent expects earnings per share to be $0.02 to $0.03 for the second quarter of 2007.

	Three Months Ending
	June 30, 2007
Station Operating Income	Guidance Range
	Lower	Upper
	(in millions)

Operating income	$5.6	$5.8

Plus:
Depreciation and amortization	1.1	1.2
Corporate general and administrative expenses	2.1	2.1

Station operating income	$8.8	$9.1

The Company expects same station net broadcast revenue to be up in the low single digits for the second quarter of 2007 compared to the second quarter of 2006. The Company expects capital expenditures for the second quarter to be approximately $1.5 million, of which approximately $0.5 million is related to conversion to digital technology costs.
Regent Communications will host a teleconference to discuss its first quarter results on Monday, May 7th at 10:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2700 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Monday,

May 14, 2007, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8734351. The webcast will also be archived on the Company’s website for 30 days.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 68 stations located in 14 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that may include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos Executive Vice President and Chief Financial Officer Regent Communications, Inc. 859-292-0030	Jonathan Lesko Brainerd Communicators, Inc. 212-986-6667